UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

Voltari Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

VOLTARI CORPORATION

767 Fifth Avenue, Suite 4700

New York, New York 10153

THE MEETING DATE IS FAST APPROACHING

PLEASE VOTE YOUR PROXY TODAY

August 12, 2019

Dear Voltari Common Stockholder:

According to our latest records, we have not received your voting instructions for the Special Meeting of Common Stockholders of Voltari Corporation to be held on Tuesday, August 20, 2019. Your vote is extremely important, no matter how many shares you hold.

For the reasons set forth in the definitive proxy statement, dated July 10, 2019, your Board of Directors recommends that you vote “FOR” the Merger Proposal. If the Merger Proposal is approved by stockholders and the merger is completed, your shares of common stock will be converted into the right to receive $0.86 in cash per share, without interest, which represents a premium of approximately 139% to the closing stock price on December 6, 2018, the last trading day prior to the announcement by certain affiliates of Starfire Holding Corporation (“Starfire”) of their initial offer to acquire all shares of Voltari Corporation not owned by them (the “initial offer”), and a premium of approximately 48% over the purchase price proposed in the initial offer of $0.58 per share. Please vote via the internet or phone as soon as possible or alternatively, please sign, date, and return the enclosed proxy card.

ISS, GLASS LEWIS AND EGAN-JONES RECOMMEND VOTING “FOR” THE MERGER PROPOSAL

Institutional Shareholder Services (ISS), Glass Lewis and Egan-Jones, all three of the world’s largest independent proxy advisory firms, have each recommended that their clients (institutional holders and retail holders) vote “FOR” the Merger Proposal, with ISS stating, “Given the substantial premium to the unaffected price and the thorough sales process conducted by the independent special committee, support for the transaction is warranted.”

If you need assistance voting your shares of Voltari common stock, please call D.F. King & Co., Inc., at (877) 297-1746 (toll-free) or collect at (212) 269-5550, or email at VLTC@dfking.com. On behalf of your Board of Directors, thank you for your cooperation and continued support.

Peter K. Shea

Chairman of the Board

You may use one of the following simple methods to promptly provide your voting instructions:

Vote by Internet: Go to the website listed on your proxy card or voting instruction form. Have your control number listed on the form ready and follow the simple instructions.

Vote by Telephone: Go to the toll-free telephone number listed on your proxy card or voting instruction form. Have your control number listed on the form ready and follow the simple instructions.

Vote by Mail: Mark, sign, date and return your proxy card or voting instruction form and return it in the postage-paid return envelope provided.

Additional Information and Where to Find It

In connection with the merger, Voltari Corporation (the “Company”) has filed with the U.S. Securities and Exchange Commission (the “SEC”) and mailed to its stockholders a proxy statement and other relevant materials. The proxy statement contains important information about the Company, the acquiring parties and certain of their affiliates, the proposed merger and related matters. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS FILED BY THE COMPANY WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of the proxy statement and other relevant materials filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov or by directing a written request to the Company at 767 Fifth Avenue, Suite 4700, New York, NY 10153, or by telephone at (212) 388-5500. In addition, investors and security holders may obtain free copies of the documents filed with the SEC on the Company’s website at www.voltari.com.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be “participants” in the solicitation of proxies from the Company’s stockholders in connection with the merger. Investors and stockholders may obtain more detailed information regarding the direct and indirect interests, by security holdings or otherwise, in the merger of persons who may, under the rules of the SEC, be considered participants in the solicitation of the Company’s stockholders in connection with the merger by reading the proxy statement and the other relevant materials filed with the SEC by the Company. Information about the Company’s directors and executive officers may also be found in the Company’s most recent annual report on Form 10-K/A, filed with the SEC on April 29, 2019. These documents are available free of charge at the SEC’s website at www.sec.gov or by directing a request to the Company as provided above.